EXHIBIT 99.1

Celsion Corporation Announces Closing of $15 Million Private Placement Offering

LAWRENCEVILLE, NJ – December 6, 2011 – Celsion Corporation (the “Company”) (NASDAQ:CLSN) today announced the closing of its previously announced sale of $15 million of the Company’s securities to leading life science institutional investors in a private placement offering.

The Company received approximately $13.9 million in net proceeds from the offering, after deducting placement agent fees and estimated offering expenses.  The Company intends to use the net proceeds from the offering for general corporate purposes, including the funding of the clinical development of its Phase III HEAT Study, a multinational, double-blind, placebo-controlled, pivotal study of ThermoDox® in combination with radio frequency ablation (RFA) for hepatocellular carcinoma (HCC) or primary liver cancer..

In connection with the offering, institutional investors and two members of the Company’s Board of Directors received 6,486,488 shares of the Company’s common stock at a price of $2.3125 per share and warrants potentially exercisable for up to 3,243,244 additional shares of its common stock at an exercise price of $2.36 per share. The warrants are immediately exercisable and will expire five years from the date of issuance.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), acted as the exclusive placement agent for the offering.

The Company expects to file with the SEC within thirty (30) days a resale registration statement relating to the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants issued in the private placement .

Additional Information:

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the Company’s estimates of net proceeds from the offering, offering expenses, and potential proceeds from the exercise of the warrants as well as the filing of the registration statement. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

David Pitts
Argot Partners
212-600-1902
David@argotpartners.com